Exhibit 10.6

August 3, 2017

Mr. Thomas Healy

1967 Eastern Ave.

Pittsburgh, PA

15147

Dear Thomas:

Hyliion Inc. (Hyliion or the Company) is pleased to confirm the terms under which you are employed in your position of Chief Executive Officer reporting to the Hyliion Board of Directors.

Compensation

Your compensation package includes the following:

1.	Your salary will be $10,000.00 per pay period (equivalent to an annualized rate of $240,000.00), for the current and next calendar years, and thereafter will be subject to adjustment as determined by the Board of Directors or the Compensation Committee thereof.

2.	There are twenty-four pay periods in the calendar year. Pay dates are on the 15th and the last day of every month.

3.	You are eligible to participate in Hyliion’s benefits as described in Hyliion’s then-current benefit plan documentation. Health insurance benefits will commence on the first of the month following notification to Hyliion by you of your election of such health insurance benefits. Any questions regarding Hyliion’s policy, benefits administration or eligibility should be directed to Beth Rodak, Benefits Administrator: 412-327-0324 or beth@hyliion.com.

4.	You may be eligible for an annual bonus, which would be based upon certain criteria and/or milestones established by the Board of Directors for the applicable year. Further, your eligibility to receive any bonus payment will be contingent upon your continued employment by the Company through the applicable bonus payment date.

Severance

If you are let go by the Company for any reason other than for the existence of cause (i.e., violence, theft, fraudulent activities, harassment), as determined by the Board of Directors, the Company agrees to pay you six months of severance at the rate of your current base monthly salary plus COBRA insurance premiums at the time of termination. Payment is payable in regular pay periods over the six months unless you secure a position with the same or higher base salary within the six month time frame, then payments will cease. If base salary is less than what was paid to you by Hyliion, the company would only be responsible for the difference.

1967 Eastern Ave ● Pittsburgh PA ● Tel: (412) 704-6568

www.hyliion.com

Confidentiality, Non-Compete and Proprietary Information

As an employee of Hyliion, all proprietary information and inventions remain the property of Hyliion. By signing this letter, you agree that all work you perform (whether before or after the date of this letter) for Hyliion is on a “work for hire” basis, and you assign and transfer, and will assign and transfer, to Hyliion and its successors and assigns all of your right, title and interest, including but not limited to, all patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions, in and to all Developments that: (a) relate to Hyliion’s business or any of Hyliion’s products or services; (b) result from tasks assigned to you by Hyliion; or (c) result from the use of personal property (whether tangible or intangible) owned, leased or contracted for by Hyliion. Upon reasonable notice and in exchange for payment of any expenses thereafter reasonably incurred, you will assist Hyliion in the protection of Hyliion’s worldwide right, title and interest in and to Developments, including the execution of all formal assignment, application and registration documents requested by Hyliion. As used in this letter, “Developments” means all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, databases, computer programs, formulae, techniques, trade secrets, conceptions, graphics or images, audio or visual works, and other works of authorship, whether or not patentable or copyrightable.

You are required to sign Hyliion’s Confidentiality, Non-Compete, Proprietary and Inventions Assignment Agreement as a condition of employment.

Conflict of Interest

You are expected to be entering into employment with Hyliion without constraint by any prior employment, consulting agreement or relationship. You are expected to be without possession of confidential information arising out of prior employment, which in your best judgment, would be utilized in conjunction with your employment with Hyliion.

Employment At-Will

We hope that your employment with Hyliion will be mutually beneficial. In accepting our offer of employment, you certify your understanding that your employment will be on an at-will basis, and that neither you nor Hyliion has entered into a contract regarding the terms or the duration of your employment. Nothing in this letter should be construed as a guarantee of employment. All employees are considered “at-will” and are free to resign at any time just as Hyliion reserves the right to change your work assignment or compensation, or to terminate your employment at any time, with or without cause or advance notice.

Indemnification and D&O Insurance

You will be provided indemnification to the maximum extent permitted by the Company’s Certificate of Incorporation (as amended and/or restated from time to time) and Bylaws, including, if applicable, any directors and officers and errors and omissions insurance policies, with such indemnification to be on terms determined by the board of directors or any of its authorized committees, but on terms no less favorable than the most favorable terms provided to any other Company executive, officer, director or stockholder.

Reimbursement of Business Expenses

The Company will promptly reimburse you for all necessary and reasonable business expenses advanced by you upon receipt from you of receipts for such expenses.

[Signature page follows.]

1967 Eastern Ave ● Pittsburgh PA ● Tel: (412) 704-6568

www.hyliion.com

Hyllion Inc.

/s/ Edward Olkkola
Edward Olkkola, Board of Directors

Acknowledged:

/s/ Thomas Healy	8/3/17
Thomas Healy	Date

1967 Eastern Ave ● Pittsburgh PA ● Tel: (412) 704-6568

www.hyliion.com